                                                                    Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- _________), pertaining to the 2000 Non-Qualified Stock Option Plan of Midway Games Inc. and related resale prospectus, of our report, dated August 22, 2000, except for Note 7, as to which the date is September 20, 2000, with respect to the consolidated financial statements incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2000 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption "Experts" in the related resale prospectus of Midway Games Inc.



                                               /s/ Ernst & Young LLP


Chicago, Illinois
September 20, 2000